Exhibit 10.34

                              CONSULTING AGREEMENT

     This is a Consulting Agreement ("Consulting Agreement") dated as of August 5, 1996, between Video Network Services, Inc. ("Video Network"), a New York corporation, and VideoLan Technologies, Inc. ("VideoLan"), a Delaware corporation.

                                    Recitals

     A. Video Network has experience in supervising the development of computer software programs.

     B. VideoLan desires to develop computer software for the VideoLan VL2000 System (the "Software") and desires to employ Video Network as a consultant in connection with the supervision over the development of the Software.

NOW, THEREFORE, the parties agree as follows:

     1. Consulting Services.

          (a) VideoLan hereby employs Video Network to provide consulting services to VideoLan in connection with the development of the Software.

          (b) In performing such services, Video Network shall be under the direction of VideoLan's acting Vice President of Engineering or his designee as determined by VideoLan's Chief Executive Officer.

          (c) Video Network's consulting services will relate to the following:
(i) subject to VideoLan's approval, hiring the necessary personnel in order to form a qualified and competent software team for VideoLan; (ii) supervise the development of the Software; (iii) provide training to VideoLan 's personnel with respect to the operation of the Software; and (iv) provide technical assistance with respect to the Software.

     2. Term. Subject to earlier termination pursuant to Section 8 hereof, the term of this Consulting Agreement shall commence as of the date of this Consulting Agreement and shall terminate on August 6, 1997, unless extended and/or renewed upon the mutual agreement of Video Network and VideoLan.

     3. Video Network Personnel. VideoLan shall approve all personnel used by Video Network (the "Video Network Personnel") in performing consulting services under this Consulting Agreement. VideoLan shall provide Video Network with a plan setting forth (1) the consulting services to be provided by the Video Network Personnel, and (2) the number of Video Network Personnel (and estimated hours) required and the time period during which such personnel will be utilized.

     4. Compensation.

          (a) VideoLan shall compensate Video Network for its consulting services under this Consulting Agreement in accordance with Exhibit A which is based on the milestones ("Milestones") set forth on Exhibit B attached hereto. Furthermore, provided that this Consulting Agreement is approved by the Board of Directors of VideoLan, VideoLan will grant to Video Network options ("Options') to purchase up to 40,000 in shares of VideoLan's Common Stock in accordance with the form of Option Agreement attached hereto as Exhibit C. 14,000 of these Options will be granted upon the execution of this Consulting Agreement with the remaining 26,000 Options to be granted upon Video Network's request within twelve months after the Company has notified Video Network that it has determined that Video Network has achieved the First Milestone (as defined on Exhibit B attached hereto).

          (b) VideoLan shall pay Video Network for those pre-approved reasonable interim resource costs listed on Exhibit D attached hereto which are required for Video Network to expeditiously reach the Milestones.

          (c) Pursuant to this Consulting Agreement entered into in connection herewith between VideoLan and Video Network, VideoLan shall pay the reasonable out-of-pocket expenses incurred by Video Network and its personnel in connection with the providing of its consulting services. Reasonable out-of-pocket expenses shall include travel expenses, including the cost of meals, lodging, related telephone expenses, rental car, and parking and tolls, but shall not include entertainment expenses. Video Network shall not incur out-of-pocket expenses in excess of $2000 per month without the prior written approval of VideoLan.

      5.    Video Network Representations and Warranties; Disclaimers.

          (a) Video Network represents and warrants that the Video Network Personnel used in the performance of its consulting services shall perform such services in a professional and workmanlike manner.

          (b) Except for a claim by VideoLan arising out of a breach of Video Network's representations and warranties in this Consulting Agreement and for damages incurred by VideoLan arising out of Video Network's gross negligence or willful misconduct with respect to the performance of Video Network's consulting services under this Consulting Agreement, neither Video Network nor its affiliates, officers, attorneys, agents, employees or directors shall be liable to VideoLan or any party claiming through VideoLan for, and VideoLan hereby releases Video

Network and its affiliates, agents, employees, officers, attorneys and directors with respect to, any direct damages, or indirect, special or consequential damages, including lost profits, allegedly incurred in connection with or arising out of the performance of Video Network's consulting services under this Consulting Agreement.

          (c) VideoLan agrees to indemnify, defend, and hold Video Network, and its affiliates, employees, directors, officers, agents and attorneys, harmless from and against any claim arising out of or with respect to the performance of Video Network's consulting services under this Consulting Agreement unless such claim arises out of Video Network's gross negligence or willful misconduct with respect to the performance of Video Network's consulting services under this Consulting Agreement.

          (d) Video Network agrees to indemnify, defend, and hold VideoLan, and its affiliates, employees, directors, officers, agents and attorneys, harmless from and against any claim arising out of or with respect to the damages arising out of Video Network's gross negligence or willful misconduct with respect to the performance of Video Network's consulting services under this Consulting Agreement

     6. Confidentiality.

          (a) Video Network acknowledges that as a consequence of the performance of its consulting services under this Consulting Agreement, and otherwise through the relationship between VideoLan and Video Network established by this Consulting Agreement, certain trade secrets and information of a proprietary or confidential nature will be disclosed to Video Network and its personnel, relating to the VideoLan VL2000 System, which is of commercial value to VideoLan and is not known generally or publicly outside of VideoLan's business (collectively, the "Confidential Information").

          (b) Video Network acknowledges that the Confidential Information is of considerable importance to VideoLan and the result of the incurrence by VideoLan and its affiliates of substantial costs and expenses and the expenditure of substantial development time and agrees that its relationship to VideoLan with respect to such Confidential Information shall be fiduciary in nature. Video Network agrees to hold in confidence and not disclose and not make use of Confidential Information.

     7. Technological Developments. Video Network and VideoLan agree that any invention, formula, method, pattern, device, apparatus, product, product enhancement or application, material, design, drawing, know-how or service developed by Video Network Personnel while performing their consulting services for VideoLan shall belong to VideoLan.

     8. Termination. The term of this Consulting Agreement shall be terminated:

          (a) By Video Network, upon at least sixty (60) days prior notice;

          (b) By VideoLan at any time after May 1, 1997, upon at least sixty
     (60) days prior notice; and

          (c) By VideoLan at any time "for cause," such termination to take effect immediately upon written notice from VideoLan to Video Network.

          The following actions, failures or events by or affecting any Video Network Personnel shall constitute "cause" for termination within the meaning of the foregoing paragraph: (1) conviction of having committed a felony, (2) acts of dishonesty or moral turpitude that are materially detrimental to VideoLan,

(3) acts or omissions which any Video Network Personnel knew or should have reasonably known were likely to materially damage the business of VideoLan and did in fact materially damage VideoLan, (4) failure by any Video Network Personnel to obey the reasonable and lawful directions of VideoLan's Board of Directors, Chief Executive Officer, or Vice President of Engineering (or his designee), (5) gross negligence by any Video Network Personnel in the performance of his or her obligations hereunder, or continuing failure by any Video Network Personnel to perform his or her obligations hereunder more than 30 days after the particular Video Network Personnel has been provided with written notice of his or her failure to perform such obligations, or (6) any Video Network Personnel's willful breach of any material agreement or covenant of this Consulting Agreement or any fiduciary duty owed to VideoLan.

     9. Data. Upon termination of this Consulting Agreement for any reason, Video Network and all Video Network Personnel shall promptly deliver to VideoLan all books, memoranda, plans, records, information and written data, and all copies of same, of every kind relating to the business and affairs of the Company which are then in their possession.

     10. Notices. All notices, approvals, consents and demands required or permitted under this Consulting Agreement shall be in writing and sent by hand delivery, facsimile, overnight mail, certified mail or registered mail, postage prepaid, to the parties at their addresses set forth below, and shall be deemed given when delivered by hand delivery, transmitted by facsimile or mailed by overnight, certified or registered mail. Any party may specify a different address by notifying the other party in writing of the different address.

      If to Video Network:    Video Network Services, Inc.
                              99  Wheeler Road
                              Hollis, NH  03049
                              Attention: Edward E. Weston, President
                              Telecopy No.  (603) 465-9350

      If to VideoLan :        VideoLan Technologies, Inc.
                              100 Mallard Creek Road, Suite 250
                              Louisville, KY  40207

                              Attention: Steven B. Rothenberg
                              Telecopy No. (502) 895-9073

      With a copy to:         William G. Strench, Esq.
                              Brown, Todd & Heyburn PLLC
                              3200 Providian Center
                              Louisville, KY  40202
                              Telecopy No.  (502) 581-1087

     11. Governing Law. This Consulting Agreement and the rights of the parties hereto shall be governed by and interpreted in accordance with the laws of the Commonwealth of Kentucky.


     12. Benefit and Binding Effect. Except as otherwise specifically provided herein, this Consulting Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and permitted assigns.

     13. Headings. The headings contained in this Consulting Agreement are inserted only as a matter of convenience, and in no way define, limit or extend the scope or intent of this Consulting Agreement or any provision hereof.

     14. Partial Enforceability. If any provision of this Consulting Agreement, or the application of any provision to any Person or circumstance shall be held invalid, illegal or unenforceable, then the remainder of this Consulting Agreement, or the application of that provision to persons or circumstances other than those with respect to which it is held invalid, illegal or unenforceable, shall not be affected thereby.

     15. Entire Agreement. This Agreement, including the preambles and exhibits, together with the Option Agreement, sets forth the entire agreement between the parties as to the subject matter hereof and merges all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, understandings, or representations with respect to such subject matter other than as expressly provided herein and in the Option Agreement, or as duly set forth subsequent to the effective date hereof in writing and signed by the duly authorized representatives of both parties. Without limiting the generality of the foregoing, that certain Letter of Intent dated June 7, 1996 between Video Network and the Company shall be and is null, void and of no further force and effect. This Consulting Agreement shall supersede all previous agreements of the parties with respect to the matters to which this Consulting Agreement pertains.

     16. Enforcement. In the event of a breach or threatened breach by a party of any of the provisions of this Consulting Agreement, the other party shall be entitled to obtain a temporary restraining order and temporary and permanent injunctive relief without the necessity of proving actual damages by reason of such breach or threatened breach, and to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction or restraining order may be granted immediately upon the commencement of any such suit and without notice. Nothing in this Consulting Agreement may be construed as prohibiting a party from pursuing any other remedy or remedies, including without limitation, the recovery of damages. A party who is successful in an action against the other party with respect to this Consulting Agreement shall be entitled to reasonable legal fees and expenses.

     17. Scope. If any one or more of the provisions of this Consulting Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity, or subject, each such provision shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law then in force.

     18. No Waiver. No waiver by any party hereto at any time of a breach by a party of any provision of this Consulting Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provisions hereof at the same or any prior or subsequent time.

     19. Amendments. Any amendments to this Consulting Agreement shall be in writing and shall be executed by authorized representatives of each of the parties.

     20. Effect of Termination The termination of this Consulting Agreement for any reason shall not extinguish those obligations of Video Network described in Sections 6, 7 and 9, nor shall the same extinguish the right of either party to bring an action, either in law or in equity, for breach of this Consulting Agreement by the other party.

     21. No Third Party Beneficiary. It is specifically agreed between the parties executing this Consulting Agreement that it is not intended by any of the provisions of any part of the Consulting Agreement to create the public or any member thereof a third party beneficiary under the Consulting Agreement, or to authorize anyone not a party to this Consulting Agreement to maintain a suit for damages pursuant to the terms or provisions of this Consulting Agreement. The duties, obligations, and responsibilities of the parties to this Consulting Agreement with respect to third parties shall remain as imposed by law.

     IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first set forth above.

                                    VIDEO NETWORK SERVICES, INC.

                                    By:_________________________
                                         Edward E. Weston, President

                                    VIDEOLAN TECHNOLOGIES, INC.

                                    By:_________________________

                                    Title:______________________

                                                                       EXHIBIT A

                                 Consulting Fees

Consulting Fees. During the term of this Consulting Agreement, Video Network shall receive the following fees for its consulting services provided under this Consulting Agreement (prorated for partial periods):


     (a) During the period beginning July 1, 1996 and ending September 30, 1996, Video Network shall be paid $15,000 per calendar month, payable within fifteen
(15) days of the end of each month;

     (b) During the period beginning October 1, 1996 and ending December 31, 1996, Video Network shall be paid $18,330 per calendar month, payable within fifteen (15) days of the end of each month;

     (c) During the period beginning January 1, 1997 and ending March 31, 1997, Video Network shall be paid $30,000 per calendar month, payable within fifteen
(15) days of the end of each month; and

     (d) During the period beginning April 1, 1997 and ending June 30, 1997, Video Network shall be paid $30,000 per calendar month, payable within fifteen
(15) days of the end of each month.

                                                                       EXHIBIT B

                                   Milestones

     (a) First Milestone - Completion Date: August 31, 1996

          o Software development organization functional: hired and/or subcontracted resources, actively developing VL2000 software product

          o Intra-HUB communications capabilities integrated into current Gateway application software; developed and tested

          o Gateway software functional and ready for field installation; including ISDN (1, 2 and 3 BRI), T1 and Intra-HUB trunking

          o VL2000 Version 2.0 applications software GPF and "bug list" tested and functionally operational (dependencies: Seven Lands Software on-time delivery as per negotiated contract).

     (b) Second Milestone - Completion Date: November 15, 1996

         To be determined.

     (c) Third Milestone - Completion Date: January 31, 1997

         To be determined.

                                                                       EXHIBIT C


                                OPTION AGREEMENT

     THIS OPTION AGREEMENT (this "Agreement") is made as of the 5th day of August 1996, by and between VIDEOLAN TECHNOLOGIES, INC., a Delaware corporation (the "Company") and VIDEO NETWORKS, INC., a New York corporation (the "Optionee").

     WHEREAS, pursuant to that certain Consulting Agreement dated August 5, 1996 between the Company and Optionee (the "Consulting Agreement"), Optionee was granted options (the "Options") to purchase up to 40,000 shares of the Company's common stock (the "Shares") over a certain period of time;

     WHEREAS, Optionee and the Company desire to set forth the terms and conditions of the Options;

     NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt, mutuality and sufficiency of which is acknowledged, the parties hereto agree as follows:

     1. Option. On the terms and subject to the conditions of this Agreement, Optionee shall have the right to purchase up to 40,000 Shares, subject to adjustment in accordance with Section 6 of this Agreement and subject to the exercise requirements set forth in Sections 4(a), (b), (c) and (d) of this Agreement.

     2. Option Exercise Price. The exercise price of the Option (the "Exercise Price") shall be $15.50 per Share, subject to adjustment in accordance with
Section 6 of this Agreement.

     3. Duration of Option. The Option shall expire five years from the date hereof.

     4. Exercise of Option.

          (a) Options with respect to 14,000 Shares shall vest and be exercisable six months after the Company has notified the Optionee that it has determined the Optionee has achieved the First Milestone (as defined on Exhibit B of the Consulting Agreement);

          (b) Options with respect to an additional 13,000 Shares shall vest and be exercisable six months after the Company has notified the Optionee that it has determined the Optionee has achieved the Second Milestone (as defined on Exhibit B of the Consulting Agreement); and

          (c) Options with respect to the remaining 13,000 Shares shall vest and be exercisable six months after the Company has notified the Optionee that it has determined the Optionee has achieved the Third Milestone (as defined on Exhibit B of the Consulting Agreement).


          (d) Upon termination of this Agreement for any reason, all unvested Options shall be canceled effective upon the date of such termination and all vested Options shall terminate thirty (30) days after the date of such termination.

          (e) This Option may be exercised by delivery of written notice to the Company at its executive offices, addressed to the attention of the Chief Financial Officer. Such notice: (i) shall be accompanied by all necessary corporate authorization and signed by the president of Optionee or its legal representatives; (ii) shall specify the number of full Shares then elected to be purchased with respect to the Option; and (iii) shall be accompanied by payment in full of the Exercise Price of the Shares to be purchased.

          (f) The Exercise Price upon exercise of this Option shall be payable to the Company in cash or its equivalent.

          (g) As promptly as practicable after the receipt of notice and payment upon exercise, the Company shall cause to be delivered to Optionee certificates for the Shares so purchased. If the Option shall have been exercised in full, this Agreement shall be returned to the Company and canceled.

     5. Registration of Shares. In the event that Optionee should acquire any Shares which, at the time of acquisition, are not duly registered under the Act and, as necessary, applicable state securities law, certificates evidencing the unregistered Shares shall bear the following legends:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, AND WILL NOT BE TRANSFERRED ON THE BOOKS AND RECORDS OF THE COMPANY, UNLESS (i) THEY HAVE BEEN REGISTERED UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES LAWS, OR (ii) REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

Upon the registration of any shares represented by a certificate bearing this legend, the Company shall issue replacement certificates free of this legend.

     6. Adjustments in Authorized Shares and the Option. In the event of a merger, reorganization, consolidation, recapitalization, reclassification, split-up, spin-off, separation, liquidation, share dividend, share split, reverse share split, share combination, share exchange or other change in the capital structure of the Company affecting the Shares, the Board of Directors of the Company may substitute or adjust the total number and class of Shares or other securities that may be issued hereunder, and the Exercise Price, as it determines to be appropriate and equitable to prevent dilution or enlargement of the rights of Optionee and to preserve, without diluting or exceeding, the value of the Option, provided, however, that such adjustments shall be equivalent to that imposed equally upon all other option holders and/or shareholders in the Company.

     7. Miscellaneous.

          (a) Tax Withholding. The parties acknowledge and agree that any and all compensation received by Optionee pursuant to any exercise of the Option will be self-employment income, and that Optionee shall bear the sole responsibility with respect to withholding and estimated tax payments on such compensation.

          (b) Amendment. This Agreement may not be changed or terminated except by written instrument signed by the parties.

          (c) Successors; Binding Agreement. The Company agrees that:

               (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Optionee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place; and

               (ii) This Agreement and all rights of Optionee hereunder shall inure to the benefit of and be enforceable by Optionee or its successors or assignees.

          (d) Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

          (e) Entire Agreement. This Agreement, including the preambles and exhibits, together with the Consulting Agreement, sets forth the entire agreement between the parties as to the subject matter hereof and merges all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, understandings, or representations with respect to such subject matter other than as expressly provided herein and in the Consulting Agreement, or as duly set forth subsequent to the effective date hereof in writing and signed by the duly authorized representatives of both parties. Without limiting the generality of the foregoing, that certain Letter of Intent dated June 7, 1996 between Video Network and the Company shall be and is null, void and of no further force and effect.

          (f) Governing Law. This Agreement, and the application or interpretation thereof, shall be governed by the laws of the Commonwealth of Kentucky.

     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.

                                    VIDEOLAN TECHNOLOGIES, INC.
                                    (the "Company")

                                    By:

                                    Title:

                                    VIDEO NETWORK, INC.
                                    ("Optionee")

                                    By:

                                    Title: